Exhibit 10.1

WAIVER OF CERTAIN EQUITY GRANTS UNDER

EMPLOYMENT AGREEMENT

This waiver (the “Waiver”) is delivered by Jeffrey Katzenberg (“Executive”) to DreamWorks Animation SKG, Inc. (the “Company”) with respect to Executive’s waiver of certain equity grants under that certain employment agreement (the “Agreement”) dated as of October 8, 2004, as amended on November 1, 2004 and on December 5, 2005, between Executive and the Company. Except as provided to the contrary, all capitalized terms herein shall have the same meaning as set forth in the Agreement.

For good and valuable consideration, the receipt and the sufficiency of which is hereby acknowledged, Executive hereby waives his right to receive the following:

(i)	the equity-based compensation that would be payable to Executive in lieu of an annual cash bonus for the fiscal years ending December 31, 2006, 2007 and 2008, subject to the approval of the Compensation Committee, under Paragraph 4.b(ii) of the Agreement with an annual grant-date value, depending on Company performance, ranging between $1,000,000 (bonus target) and $3,000,000 (superior performance); and

(ii)	the equity-based compensation that would be payable to Executive for the fiscal years ending December 31, 2007 and 2008, subject to the approval of the Compensation Committee, under Paragraph 4.b(iii) of the Agreement with a grant date value targeted at $5,000,000.

Except as expressly modified by this Waiver, the Waiver does not modify or amend the Agreement in any respect. As modified by this Waiver, the Agreement is hereby ratified and confirmed in all respects.

Effective as of March 20, 2006
ACCEPTED AND AGREED TO:

/s/ JEFFREY KATZENBERG
JEFFREY KATZENBERG
DREAMWORKS ANIMATION SKG, INC.

By:	/s/ KATHERINE KENDRICK
Name: Its:	Katherine Kendrick Vice President